EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-37556, No. 33-93896 and No. 333-31813 of The Wet Seal, Inc. on Form S-8 of our report dated March 17, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of certain prior financial statements to report the closure of the Zutopia division as a discontinued operation and a change in accounting principle), appearing in this Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended January 31, 2004.

Deloitte & Touche LLP

Costa Mesa, California

March 26, 2004